Exhibit 99.1

INTERDIGITAL AND SHARP EXTEND WORLDWIDE, ROYALTY-BEARING

PDC/PHS PATENT LICENSE AGREEMENT

Agreements in Force Cover All Principal Global Wireless Telecommunications Standards

King of Prussia, PA, June 4, 2003 . . . InterDigital Communications Corporation (Nasdaq: IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that its subsidiary, InterDigital Technology Corporation (ITC), has extended its 1998 non-exclusive, worldwide, royalty-bearing patent license agreement with Sharp Corporation of Japan (Sharp) covering sales of terminal devices compliant with TDMA-based PDC and PHS standards.

Under the extension, Sharp will make a multi-million dollar up-front payment to ITC, including an advance royalty payment. ITC will receive royalties on each PHS and PDC terminal unit product sold by Sharp worldwide at updated rates that recognize the significant increase in volumes and market position that Sharp has attained since the inception of the agreement. Once the advance royalty payment is exhausted, Sharp will be obligated to make additional royalty payments to ITC on sales of licensed products sold through early 2008. The advance royalty payment will be recognized as revenue as it is exhausted through the reported sale of licensed products. The remaining portion of the up-front payment will be amortized on a straight-line basis over the five-year term of the extension.

Howard Goldberg, President and Chief Executive Officer of InterDigital, commented, “The extension of this license agreement with Sharp reflects our strength in maintaining positive business relationships with our licensees. Sharp is an important licensee and a key contributor to our recurring royalty revenues and cash flow. We’re pleased that their global market share of mobile wireless products has grown impressively in line with the increasing strength and attractiveness of Sharp’s product offerings.”

“Our momentum in global patent licensing continues to accelerate,” said William Merritt, President of ITC. “We remain focused on expanding existing licensee relationships, strengthening our patent portfolio, and adding new 2G and 3G licensees. Our core competency in this area has enabled us to establish license agreements covering over 70% of the global second generation GSM/TDMA handset market and provided early momentum in the 3G infrastructure and terminal unit markets.”

Sharp also is licensed by ITC under a separate, worldwide, royalty-bearing patent license agreement that covers handsets, modules, and communications cards built to 2G/2.5G GSM/GPRS, 2G IS-95 (including the cdmaOne and HDR technology specifications) and 3G CDMA standards, including CDMA2000 and UMTS WCDMA.

Additional information regarding the extension of the patent license agreement can be found in the Company’s Form 8-K filed today with Securities and Exchange Commission, and available on InterDigital’s web site at www.interdigital.com.

About InterDigital

InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital’s web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding our current beliefs, plans and expectations as to our ability to expand our licensing base, our momentum in global patent licensing, and strengthening our patent portfolio. Forward-looking statements are subject to risks and uncertainties and actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including, but not limited to: (i) our ability to enter into additional license agreements; (ii) the impact of the Severe Acute Respiratory Syndrome epidemic on our ability to engage in negotiations in Asia and elsewhere; (iii) our ability to adequately prosecute, enforce and protect our patents and other intellectual property rights; and (iv) as well as other factors listed in the Company’s most recently filed Form 10-K and Form 10-Q. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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